Exhibit 10.10

XERIUM TECHNOLOGIES, INC.

RESTRICTED STOCK UNITS

AGREEMENT

Dated as of                     , 2005

In recognition of the important contributions that                      (the “Employee”) can make to the success of Xerium Technologies, Inc. (the “Company”) and its Affiliates (together with the Company, the “Company Group”), pursuant to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Employee the Restricted Stock Units Award described below.

1.	The Restricted Stock Unit Award. The Company hereby grants to the Employee ( ) Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Closing Price” means, with respect to any trading day, the last sale price with respect to the Common Stock reported on the NYSE, or, if on any such day the Common Stock is not quoted by the NYSE, the average of the closing bid and asked prices with respect to the Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of the Common Stock as of such day as determined in good faith by the Committee.

(d)	“Common Stock” means the common stock of the Company, $0.01 par value.

(e)	“Change in Control” means a Covered Transaction that would be treated as a “change in control” or “change in effective control” or “a sale of substantially all of the assets” within the meaning of IRS Notice 2005-1 (or any successor applicable law, including without limitation any notice, regulation or ruling).

(f)	“Employment Agreement” means the written employment agreement between the Company and the Employee dated , 2005.

(g)	“IPO” means the first completion of a sale of Common Stock of the Company pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended (excluding registration statements on Form S-4, S-8 or similar limited purpose forms), in which the Common Stock of the Company shall be listed and traded on the NYSE.

(h)	“Good Reason” shall have the same meaning as in the Employment Agreement, except that such term shall also include death and Disability (as that term is defined in the Employment Agreement).

(i)	“Grant Date” means the date of the IPO.

(j)	“NYSE” means the New York Stock Exchange.

(k)	“Payment Date” means, as to Vested Units, within 30 days of the date on which the Units become Vested.

(l)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 4.

(m)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(n)	“Vesting Dates” means the dates set forth in Section 3(a) of this Agreement.

3.	Vesting.

(a)	The Award shall become Vested based on the following schedule:

Vesting Date	Percentage of Units (including any Units then credited to the Employee pursuant to Section 6) Vested on Vesting Date
First Anniversary of IPO	33.33%

Second Anniversary of IPO	50.0% of the Units not previously Vested

Third Anniversary of IPO	100.0% of the Units not previously Vested

(b)	In the event that the Employee’s employment terminates prior to a Vesting Date as a result of: (i) the termination of the Executive’s employment (x) by the Company or (y) for Good Reason; or (ii) a Change in Control, then any portion of the Award that has not previously Vested shall immediately become Vested.

(c)	In the event that the Employee’s employment terminates prior to a Vesting Date and such termination does not cause the portion of the Award that has not previously Vested to become Vested pursuant to Section 3(b) above, then the portion of the Award that has not then become Vested will be forfeited automatically.

4.	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

5.	No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the applicable Payment Date, and then only with respect to the shares of Common Stock issued on such Payment Date.

6.	Dividends. On each date on which dividends are paid by the Company, the Employee shall be credited with that number of additional Units (including fractional Units) as is equal to the amount of the dividend that would have been paid on the Units then credited to the Employee under this Agreement (which shall not include any Vested Units following the Payment Date in respect of such Vested Units) had they been held in Common Stock on such date divided by the Closing Price of a share of Common Stock on such date.

7.	Payment of Award. On the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have become Vested.

8.	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

9.

Unfunded Status. The obligations of the Company and its Affiliates hereunder shall be contractual only and all such payments shall be made from the general assets of the Company or its Affiliates. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

10.	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

11.	Withholding. The Employee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in respect of an Award, no later than the Payment Date. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee. Such withheld amounts shall include shares retained from the Award creating the tax obligation, valued at their Closing Price on the date of retention.

12.	Amendment or Termination. This Agreement may be amended only by mutual written agreement of the parties.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:

Name:

Title:

Acknowledged and agreed:

EMPLOYEE